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                                                                      EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT

      The following is a list of the subsidiaries of the Company:

                                                 Place of
           Subsidiary                          Incorporation
           ----------                          -------------
     1)    Candela Iberica, S.A.               Spain

     2)    Candela France S.A.R.L.             France

     3)    Candela K.K.                        Japan

     4)    Candela Laser (Deutschland) GmbH    Germany

     5)    Candela Skin Care Centers, Inc.     Massachusetts